Exhibit 21

ECHOSTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2004

	State or
	Country of	% of
Subsidiary	Incorporation	Ownership		Name Doing Business As
EchoStar Orbital Corporation	Colorado	100%		EOC
EchoStar Orbital Corporation II	Colorado	100%		EOC II
EchoStar DBS Corporation	Colorado	100%		EDBS
EchoStar Satellite L.L.C.	Colorado	100%	(1)	ESLLC
Echosphere L.L.C.	Colorado	100%	(1)	Echosphere
EchoStar Technologies Corporation	Texas	100%	(1)	ETC
Dish Network Service L.L.C.	Colorado	100%	(1)	DNSLLC

(1)	This is a subsidiary of EchoStar DBS Corporation